UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12.

INTERNATIONAL COAL GROUP, INC.

Name of Registrant as Specified in its Charter

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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300 Corporate Centre Drive

Scott Depot, West Virginia 25560

April 11, 2008

Dear International Coal Group, Inc. Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of International Coal Group, Inc., which will be held on Wednesday, May 14, 2008, at 10:00 a.m. at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017.

All holders of record of International Coal Group, Inc. common stock as of March 25, 2008 are entitled to vote at the 2008 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, you will be asked to elect three Class III directors for three-year terms expiring in 2011 and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2008.

Our Annual Report for the year ended December 31, 2007 is enclosed. Your proxy card is also enclosed. If you are the registered holder of your shares, then you may vote your shares using the Internet or telephone voting options explained on your proxy card or by signing, dating and returning the enclosed proxy card without delay in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker or other nominee, then you may vote your shares by mailing your signed proxy card in the enclosed return envelope, or by telephone or the Internet if your bank, broker or other nominee has provided you with instructions on how to do so. Specific instructions for voting by telephone or the Internet will be provided by your bank, broker or nominee.

Sincerely,

Wilbur L. Ross, Jr. Chairman of the Board	Bennett K. Hatfield President and Chief Executive Officer

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2008

The 2008 Annual Meeting of Stockholders of International Coal Group, Inc., (“ICG”) a Delaware corporation, will be held on Wednesday, May 14, 2008, at 10:00 a.m., at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017, for the following purposes:

(1)	To elect three Class III directors to serve for a three-year term expiring in 2011;

(2)	To ratify the appointment of Deloitte & Touche LLP as ICG’s independent registered public accountants for the fiscal year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the 2008 Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 25, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2008 Annual Meeting or any adjournment or postponement thereof.

A list of stockholders entitled to vote at the 2008 Annual Meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at ICG’s principal executive offices, located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, during the ten days preceding the 2008 Annual Meeting.

By Order of the Board of Directors,

Roger L. Nicholson Senior Vice President, General Counsel and Secretary

April 11, 2008

YOUR VOTE IS IMPORTANT. IF YOU ARE THE REGISTERED HOLDER OF YOUR SHARES, THEN YOU MAY VOTE YOUR SHARES USING THE INTERNET OR TELEPHONE VOTING OPTIONS EXPLAINED ON YOUR PROXY CARD OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED RETURN ENVELOPE. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKER OR OTHER NOMINEE, THEN YOU MAY VOTE YOUR SHARES BY MAILING YOUR SIGNED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, OR BY TELEPHONE OR THE INTERNET IF YOUR BANK, BROKER OR OTHER NOMINEE HAS PROVIDED YOU WITH INSTRUCTIONS ON HOW TO DO SO. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET WILL BE PROVIDED BY YOUR BANK, BROKER OR NOMINEE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2008—THE PROXY STATEMENT AND 2007 ANNUAL REPORT ARE AVAILABLE AT WWW.INTLCOAL.COM/EPROXY.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING

We mailed this proxy statement, proxy card and our Annual Report for the fiscal year ended December 31, 2007 to all stockholders entitled to vote at the 2008 Annual Meeting on or about April 11, 2008. The 2008 Annual Meeting will be held on Wednesday, May 14, 2008, at 10:00 a.m. at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017. Directions to the 2008 Annual Meeting can be found at the back of this proxy statement.

Q:    Why did I receive this proxy statement?

A:    The Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting because you were a holder of International Coal Group, Inc. common stock as of March 25, 2008, the record date, and are entitled to vote at the 2008 Annual Meeting. As of the record date, there were 152,986,371 shares of common stock outstanding. This proxy statement summarizes the information you need to know to vote at the 2008 Annual Meeting.

Q:    What are the voting recommendations of the Board of Directors?

A:    The Board of Directors recommends the following votes:

•	FOR each of the director nominees (Proposal 1).

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 (Proposal 2).

Q:    Will any other matters be voted on?

A:    We are not aware of any other matters that will be brought before the stockholders for a vote at the 2008 Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize your appointed proxies to vote on such matters in their discretion.

Q:    How many votes do I have?

A:    Each share of common stock that you owned at the close of business on March 25, 2008, the record date, is entitled to one vote. These shares include:

•	shares held directly in your name as the “stockholder of record;” and

•	shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

Q:    How do I vote by proxy?

A:    If you are the registered holder of your shares, then you may vote your shares using the Internet or telephone voting options explained on your proxy card or by signing, dating and returning the enclosed proxy card without delay in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker or other nominee, then you may vote your shares by mailing your signed proxy card in the enclosed return envelope, or by telephone or the Internet if your bank, broker or other nominee has provided you with instructions on how to do so. Specific instructions for voting by telephone or the Internet will be provided by your bank, broker or nominee. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for director named in this proxy statement, (ii) for the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2008, and (iii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the 2008 Annual Meeting.

Returning your completed proxy will not prevent you from voting in person at the 2008 Annual Meeting should you be present and desire to do so.

Q:    Can I change my vote?

A:    Yes, if you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2008 Annual Meeting by:

•	submitting by mail, telephone or Internet a valid, later-dated proxy, as described on your proxy card;

•	if your bank, broker or other nominee has provided you with instructions on how to do so, submitting a valid, subsequent vote by telephone or the Internet;

•	notifying our Secretary in writing before the 2008 Annual Meeting that you have revoked your proxy; or

•	voting in person at the 2008 Annual Meeting.

Q:    If I hold shares in street name, how can I vote my shares?

A:    You can submit voting instructions to your bank, broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these proxy materials by your bank, broker or nominee.

Q:    What will happen if I do not instruct my bank, broker or other nominee how to vote?

A:    If your shares are held in street name and you do not instruct your bank, broker or other nominee how to vote, your bank, broker or other nominee may vote your shares at its discretion on routine matters such as the election of directors (Proposal 1) or ratification of the independent registered public accounting firm (Proposal 2).

On non-routine matters, if any, banks, brokers and other nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes have the same effect as votes cast against a particular proposal except for the election of directors for which broker non-votes will have no impact.

Q:    How many shares must be present to hold the 2008 Annual Meeting?

A:    Holders of a majority of the shares of our outstanding common stock as of the record date, or 76,493,186 shares, must be represented in person or by proxy at the 2008 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q:    What vote is required to approve each proposal?

A:    In the election of directors, the three nominees receiving the highest number of “FOR” votes will be elected. Abstentions and proxies marked “withhold” will have no impact on the election of directors. All other proposals require the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the Annual Meeting, or 76,493,186 shares. Accordingly, abstentions and broker non-votes will count as votes against such proposals.

Q:    Who is paying the costs of soliciting these proxies?

A:    We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Q:    What do I need to do to attend the 2008 Annual Meeting?

A:    You are entitled to attend the annual meeting only if you were a stockholder as of the close of business on March 25, 2008 or hold a valid proxy for the 2008 Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank or nominee, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 25, 2008, a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2008 Annual Meeting.

Q:    Where can I find the voting results of the 2008 Annual Meeting?

A:    We intend to announce preliminary voting results at the 2008 Annual Meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2008.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class serving a staggered three-year term. At the 2008 Annual Meeting, the terms of the current Class III Directors (Bennett K. Hatfield, Wilbur L. Ross, Jr. and Wendy L. Teramoto) will expire. The terms of the Class I Directors (Maurice E. Carino, Jr., Stanley N. Gaines and Samuel A. Mitchell) and Class II Directors (Cynthia B. Bezik and William J. Catacosinos) will expire at the Annual Meetings to be held in 2009 and 2010, respectively.

The Board of Directors has nominated incumbent directors Bennett K. Hatfield, Wilbur L. Ross, Jr. and Wendy L. Teramoto for reelection as Class III directors. Each of the nominees was recommended for reelection by the Nominating and Corporate Governance Committee and has been approved by the Board of Directors. Each of the nominees has consented to serve for the new term if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, your proxy authorizes us to vote for such other person as a director. The Board of Directors has no reason to believe that the persons named as nominees will be unable to serve. A plurality of the votes of the shares of common stock present in person or by proxy and entitled to vote on the election of directors is required to elect Bennett K. Hatfield, Wilbur L. Ross, Jr. and Wendy L. Teramoto under applicable Delaware law. In determining whether each nominee has received the requisite number of votes, abstentions will not be counted.

The Board of Directors unanimously recommends a vote “FOR” each of the Class III nominees named below.

Class III Director Nominees—Term Expiring in 2011

Wilbur L. Ross, Jr.

Mr. Ross, age 70, is an incumbent Director nominated for reelection. He has served as the Non-Executive Chairman of our Board of Directors since April 2005 and has served in the same capacity at ICG, Inc. since October 2004. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., Asia Recovery Fund L.P., Asia Recovery Fund Co-Investment, Absolute Recovery Hedge Fund and India Asset Recovery Fund, each of which is a private investment fund managed by WL Ross & Co. LLC. Mr. Ross is also Chairman of International Textile Group, Inc., a global, diversified textile provider that produces automotive safety, apparel, government uniform, technical and specialty textiles, Nano-Tex, LLC, a fabric innovations company located in the United States, IPE-Ross, an investment partnership investing in middle market European buyouts, and International Auto Components Group SL, a joint venture company with interests in automotive interior plastics. Mr. Ross is also an executive officer of Invesco Private Equity, Panther RE, AHM Service and PLASCAR Participacoes SA. Mr. Ross is a board member of ArcelorMittal N.V. and Compagnie Européenne de Wagons SARL in Luxembourg, Insuratex, Ltd., an insurance company in Bermuda, Blue Ocean RE Holdings Ltd., Montpelier Re Holdings Ltd., Panther RE Holdings Ltd., Nikko Electric Industry Co. Ltd., an electrical equipment company in Japan, Ohizumi Manufacturing Company, an electrical equipment company in Japan, Wagon plc, PLASCAR Participacoes SA, Phoenix International Insurance Company, and Clarent Hospital Corp., an operator of acute care hospitals and related healthcare businesses, Briarcliffe, Inc., IAC Acquisition Corporation Limited, IAC Group SARL, Masters Capital Nanotechnology Fund and Nippon Investment Partners. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of Whitney Museum of American Art, the Japan Society, and the Yale University School of Management, the Harvard Business School Club of New York, the Palm Beach Civic Association, the Palm Beach Preservation Foundation and the Partnership for New York City. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.

Bennett K. Hatfield

Mr. Hatfield, age 51, is an incumbent Director nominated for reelection. He has been our President and Chief Executive Officer since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in mining engineering from Virginia Polytechnic Institute and University.

Wendy L. Teramoto

Ms. Teramoto, age 33, is an incumbent Director nominated for reelection. She has been a Director since October 2004 and was Secretary of ICG, Inc. from October 2004 until April 2005. Currently, Ms. Teramoto is a Senior Vice President at WL Ross & Co. LLC. Prior to her position at WL Ross & Co. LLC, Ms. Teramoto was a Vice President at WL Ross & Co. from April 2000 through July 2005. Prior to joining WL Ross & Co., Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto received a B.S. in accounting and finance from the University of Colorado.

Class I Continuing Directors—Term Expiring in 2009

Maurice E. Carino, Jr.

Maurice E. Carino, Jr., age 63, has been a Director since May 2006. Since April 2003, Mr. Carino has owned and operated a family business. From April 2003 to May 2005, Mr. Carino was also a consultant to International Steel Group Inc., representing the company on Capitol Hill on a wide range of legislative issues, including international trade, taxes and healthcare. Beginning in 1985 until 2003, Mr. Carino held various positions with Bethlehem Steel Corporation, including Manager of Federal Government Affairs, and Vice President of Federal Government Affairs. While at Bethlehem Steel, Mr. Carino also (i) served as Bethlehem Steel’s Washington representative to the Business Roundtable, (ii) was a member of President George W. Bush’s Industry Sector Advisory Committee for steel-related issues, and (iii) served as a chairman of the American Iron and Steel Institute’s Federal Government Affairs Committee, as well as a member of its Energy, Environment and Tax Committee. Prior to joining Bethlehem Steel in 1985, Mr. Carino was employed by the Electric Power Research Institute as Regional Manager of Member Services and worked for General Electric in various industry segments for over 15 years. Mr. Carino was also a founding member of the Washington Coal Club. He has a B.S. in Engineering Management from Boston University and an M.B.A. from University of Santa Clara.

Stanley N. Gaines

Mr. Gaines, age 73, has been a Director since May 2006. Since August 2000, Mr. Gaines, has served as a director and member of the audit committee of ModTech Holdings, Inc., a national designer and manufacturer of modular buildings. Mr. Gaines served as the Chairman and CEO of GNB Inc., an automotive and industrial battery company, from 1982 to 1988. Prior to GNB, Inc., Mr. Gaines was Senior Vice President, International from 1981 through 1983 and Group Vice President, Batteries from 1971 through 1981 for Gould Inc, an international and diversified manufacturer. In addition, Mr. Gaines serves as a director of the Battery Council International and as a director and an executive committee member of Students in Free Enterprise. Mr. Gaines attended the University of Virginia and the Harvard Business School Advanced Management Program.

Samuel A. Mitchell

Mr. Mitchell, age 64, has been a Director since April 2, 2008. Since 2004, Mr. Mitchell has been a Managing Director of Hamblin Watsa Investment Counsel, a wholly-owned subsidiary of Fairfax Financial

Holdings, Inc., a Toronto-based property and casualty insurance holding company. Hamblin Watsa is responsible for managing the investments of Fairfax Financial. From 2004 to 2006, Mr. Mitchell was a director of Odyssey Re Holdings Corp., a majority-owned subsidiary of Fairfax Financial. Prior to joining Hamblin Watsa, Mr. Mitchell was Managing Director and co-founder in 1993 of Marshfield Associates, a Washington, D.C. based investment counsel firm. Mr. Mitchell also has experience in the healthcare industry, having served as a Director of Research and Federal Relations for the Federation of American Health Systems from 1983 to 1993, and as a Director of Research for the Health Industry Manufacturers Association from 1977 to 1981. In 1973, he co-founded Research from Washington, which advised large institutional investors on the outlook and economic impact of legislation and federal government initiatives. Mr. Mitchell started his career in 1968 with the Washington-based investment counsel firm Davidge and Co. He has a B.A. from Harvard College and an M.B.A. from Harvard Business School.

Class II Continuing Directors—Term Expiring in 2010

Cynthia B. Bezik

Ms. Bezik, age 55, has been a Director since April 2005 and a Director of ICG, Inc. since December 2004. Ms. Bezik has over thirty years of financial management experience. Since May 2006, she has been the Chief Financial Officer of WCI Steel, Inc. From May 2004 to May 2006, Ms. Bezik was a financial consultant to the $300 million Senior Secured Noteholders in the WCI Steel, Inc. bankruptcy proceedings. She was Senior Vice President—Finance and Chief Financial Officer at Cleveland-Cliffs Inc. from November 1997 through July 2003. Prior to that, she was the Treasurer at Cleveland-Cliffs from October 1994 through October 2003. Cleveland-Cliffs Inc, a NYSE-listed company, is a major supplier to the steel industry. Earlier in her career, she was on the audit staff of Ernst & Young, LLP, a professional services organization, and worked for AM International, a large manufacturing concern. In September 2005, Ms. Bezik joined the Board of Managers of Cadence Innovation LLC (f/k/a New Venture Holdings, LLC), a privately held, tier-one automotive supplier, and in October 2005, was appointed Chair of its Audit Committee. From February through September 2004, Ms. Bezik was a Director and Chair of the Audit Committee of Oxford Automotive, Inc., a privately held, tier-one automotive supplier, prior to its filing for reorganization in 2004. In addition, she is on the Board of Trustees and the Executive Committee and serves as Treasurer of the Achievement Centers for Children, a for-profit organization serving special needs children in Northeastern Ohio. Ms. Bezik is a CMA (Certified Management Accountant) and holds an M.B.A. from Case Western Reserve University.

William J. Catacosinos

Dr. Catacosinos, age 77, has been a Director since April 2005 and a Director of ICG, Inc. since December 2004. Dr. Catacosinos has served as Managing Partner of Laurel Hill Capital Partners, a private equity investment firm, for over five years. Dr. Catacosinos also currently serves as Manager of the Laurel Hill Advisory Group, LLC and as President of the Laurel Hill Advisory Group Company. Until the end of 2005, Dr. Catacosinos served as the Chairman, President and CEO of TNP Enterprises, Inc., the parent of Texas-New Mexico Power, an electric utility located in Fort Worth, Texas. Dr. Catacosinos was Chairman and Chief Executive Officer of Long Island Lighting Company, an electric utility, from January 1984 to July 1998. Dr. Catacosinos was also a director of Preservation Science, Inc., a company in St. Petersburg, Florida, that researches, develops and markets preservatives and preservative technologies for food, beverage and industrial products. He earned a B.S. degree, an M.B.A. and a Ph.D. in Economics from New York University.

PROPOSAL TWO

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has recommended, and the Board of Directors has approved, Deloitte & Touche LLP to act as our independent registered public accountants for the fiscal year ending December 31, 2008. The Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the 2008 Annual Meeting. Deloitte & Touche LLP were our independent registered public accountants for the fiscal year ending December 31, 2007.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will reconsider whether or not to retain Deloitte & Touche LLP or another firm. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different accounting firm at any time during the 2008 fiscal year if the Board of Directors determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the 2008 Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL THREE

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2008 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card, by Internet or by telephone will vote your shares in accordance with best judgment on such matters. The chairman of the 2008 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the Board of Directors if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

All of our employees, and executive officers, are required to comply with our Code of Business Conduct and Ethics. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Business Conduct and Ethics is available on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print. We will also post on our website any amendment to, or waiver from, a provision of our policies as required by law. In addition, the Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. These principles were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interests of the stockholders. The text of the Guidelines is available on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print.

Director Independence

As required by the rules of the New York Stock Exchange (“NYSE”), the Board of Directors evaluates the independence of its members at least once annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of a director.

This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of directors who are independent under applicable NYSE rules. To assist it in making its independence determinations, the Board of Directors has adopted categorical standards to identify relationships that are deemed to impair a director’s independence. If none of the relationships enumerated in the categorical standards are present, a director will be deemed to be independent. These categorical standards are attached as an annex to our above-described Guidelines on Significant Corporate Governance Issues. These categorical standards, which are consistent with the general requirements of independence under the NYSE rules, provide that a director is independent if the Board determines that he or she currently has no direct or indirect material relationship with us and:

•	for the last three years, the director has not been our employee and no member of the director’s immediate family has been one of our executive officers;

•

for the last three years, neither the director, nor any member of the director’s immediate family, has received more than $100,000 during any 12-month period in direct compensation from us (other than director or committee fees, pensions or deferred compensation);

•

(i) the director is not a current partner or employee of our internal or external auditor; (ii) no member of the director’s immediate family member is a current partner or a current employee of such firm or participates in the firm’s audit, assurance or tax compliance practice; and (iii) neither the director nor any immediate family member has been within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•

for the last three years, neither the director, nor any member of the director’s immediate family, has been employed as an executive officer of another company whose compensation committee includes one of our executive officers; or

•

the director is not employed by, and no member of the director’s immediate family is an executive officer of, any company that within the last three years has made payments to, or received payments from, us for property or services in annual amounts exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues.

After considering the above standards for independence and the standards for independence adopted by the NYSE, the Board of Directors has determined that all current directors (including those nominated for reelection), other than Mr. Hatfield, (i.e., seven of eight) are independent.

In making this determination, the Nominating and Corporate Governance Committee and the Board of Directors broadly considered all relevant facts and circumstances, including:

•	the nature of any relationships with us;

•	the significance of the relationship to us, the other organization and the individual director;

•	whether or not the relationship is solely a business relationship in the ordinary course of our and the other organization’s businesses and does not afford the director any special benefits; and

•	any commercial, banking, consulting, legal, accounting, charitable and familial relationships.

None of the directors, other than Mr. Hatfield, receives any compensation from us other than customary director and committee fees. We pay WL Ross & Co. LLC a fee for advisory services and have reimbursed certain counsel fees for WL Ross & Co. LLC and Mr. Ross as further described under “Certain Relationships and Related Party Transactions” described below. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC. The Board of Directors has determined that these fees do not impair Mr. Ross’ independence under the foregoing standards.

Director Compensation

Directors who are also our employees receive no additional pay for serving as directors. We currently compensate our non-employee directors in the amount of $50,000 per year and $1,600 per meeting, as well as reimbursement for travel or other expenses incurred in connection with their service.

Board Attendance

The Board of Directors held eleven meetings during 2007. During that period, each incumbent director attended all of the meetings of the Board of Directors and the committees on which he or she served that were held during his or her tenure as director, except for one director who did not attend one Board of Directors’ meeting due to a scheduling conflict. All of the Board members attended the 2007 Annual Meeting. All of the Board members are expected to attend the 2008 Annual Meeting. Our independent directors held five executive sessions outside the presence of management in 2007. The Board of Directors has elected Mr. Ross to preside at these executive sessions.

Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with our Board of Directors, a board committee or with an individual director may do so by sending an email to RNicholson@intlcoal.com or writing to such group or persons at:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Roger L. Nicholson, Senior Vice President, Secretary and General Counsel

Communications should specify the addressee(s) and the general topic of the communication. Our general counsel will review and sort communications before forwarding them to the addressee(s). Concerns relating to accounting or auditing matters or possible violations of our Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics, which is available on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print.

Committees of The Board of Directors

The Board of Directors has appointed three standing committees from among its members to assist it in carrying out its obligations. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print. A description of each committee and its membership follows.

Compensation Committee

Our Compensation Committee consists of Mr. Gaines (Chair), Ms. Bezik, Mr. Carino, and, as of April 2, 2008, Mr. Mitchell, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.

The Compensation Committee met five times during 2007 and held four executive sessions outside the presence of management. Some of the primary responsibilities of the Compensation Committee include the following:

•

annually reviewing the corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and together with the other independent members of the Board of Directors, determining and approving the CEO’s compensation levels, including salary, bonus, incentive and equity compensation, based on this evaluation;

•

annually reviewing the evaluation process and compensation structure for our other executive officers, evaluating the performance of our other executive officers and approving the annual compensation levels, including salary, bonus, incentive and equity compensation, for such executive officers based on these evaluations;

•	reviewing our incentive compensation plans and equity-based compensation plans and recommending changes to such plans to the Board as needed;

•	taking such actions as are contemplated to be taken by the Compensation Committee under our equity incentive and other employee benefit plans; and

•

reviewing our “Compensation Discussion and Analysis,” making a recommendation as to whether to include it in our Annual Report on Form 10-K and proxy statement relating to our annual meeting of stockholders, and including such recommendation in our proxy statement for our annual meeting of stockholders.

The Compensation Committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities.

A separate Report of the Compensation Committee is set forth on page 32 of this proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance committee consists of Dr. Catacosinos (Chair), Mr. Carino and Ms. Teramoto, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.

The Nominating and Corporate Governance Committee met five times in 2007 and held three executive sessions outside the presence of management. The duties of the Nominating and Corporate Governance Committee include, among other things:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending candidates to fill vacancies and newly-created positions on our Board of Directors;

•	recommending whether incumbent directors should be nominated for re-election to the Board of Directors;

•	review and recommending corporate governance principles applicable to our Board of Directors and our employees; and

•	recommending Board members to Board of Directors for committee membership.

Our Chief Executive Officer, members of the Nominating and Corporate Governance Committee, and other members of our Board of Directors are the primary sources for the identification of prospective nominees. The Nominating and Corporate Governance Committee also has authority to retain third-party search firms to identify director candidates. The Nominating and Corporate Governance Committee assesses potential director nominees based on a variety of factors, such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size and the interplay of the candidate’s experience with the other directors.

The Nominating and Corporate Governance Committee will also consider director recommendations from stockholders that are properly submitted. This does not necessarily mean, however, that any person recommended by a stockholder will be nominated by the Nominating and Corporate Governance Committee. For a description of the process for nominating directors in accordance with the Bylaws, please refer to “Stockholder Proposals for the 2009 Annual Meeting” on page 40 of this proxy statement.

Audit Committee

Our Audit Committee consists of Ms. Bezik (Chair), Dr. Catacosinos, Mr. Gaines, and, as of April 2, 2008, Mr. Mitchell, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements. In addition, Ms. Bezik meets the NYSE and Securities and Exchange Commission (“SEC”) standards of possessing accounting or related financial management expertise. The Audit Committee oversees the engagement of independent registered public accountants, reviews our annual financial statements and the scope of annual audits and considers matters relating to accounting policies and internal controls.

The Audit Committee met thirteen times during 2007 and held twelve executive sessions outside the presence of management. The Audit Committee’s purposes are to:

•	assist the Board of Directors in fulfilling its oversight responsibility with respect to:

•	the integrity of our financial statements;

•	our financial reporting process and our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence;

•	our systems of internal accounting and financial controls;

•	the performance of our independent auditors and our internal audit function; and

•	produce the Audit Committee’s report to be included in our annual proxy statement.

Some of the primary responsibilities of the Audit Committee include the following:

•	to appoint our independent registered public accounting firm, which shall report directly to the Audit Committee;

•	to approve all audit engagement fees and terms and all permissible non-audit engagements with our independent registered public accounting firm;

•	to ensure that we maintain an internal audit function and review the appointment of the senior internal audit team and/or provider;

•

to meet on a regular basis with our financial management, internal audit management and independent registered public accounting firm to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to our financial condition;

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to oversee our financial reporting process and to review in advance our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, annual reports to stockholders, proxy materials and earnings press releases;

•	to review our guidelines and policies with respect to risk assessment and risk management, and to monitor our major financial risk exposures and steps management has taken to control such exposures;

•	to review and approve related person transactions in accordance with our policies and procedures; and

•	to make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.

A separate Report of the Audit Committee is set forth on page 39 of this proxy statement.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)
Bennett K. Hatfield	51	President, Chief Executive Officer and Director
Bradley W. Harris	48	Senior Vice President, Chief Financial Officer and Treasurer
Roger L. Nicholson	47	Senior Vice President, Secretary and General Counsel
Samuel R. Kitts	46	Senior Vice President, West Virginia Region Operations
William Scott Perkins	52	Senior Vice President, Kentucky Region Operations
Phillip Michael Hardesty	45	Senior Vice President, Sales and Marketing
Oren Eugene Kitts	53	Senior Vice President, Mining Services
Charles G. Snavely	52	Senior Vice President, Planning and Northern Region Operations

Bennett K. Hatfield—President, Chief Executive Officer and Director

Mr. Hatfield has been our President and Chief Executive Officer since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in mining engineering from Virginia Polytechnic Institute and University.

Bradley W. Harris—Senior Vice President, Chief Financial Officer and Treasurer

Mr. Harris has been a Vice President and Chief Financial Officer since September 2006 and our Senior Vice President since May 2007 and our Treasurer since November 2007. Prior to joining us, Mr. Harris was employed by GMH Communities Trust, or GMH, a self-advised, self-managed, specialty housing company, where he most recently served as Executive Vice President and Chief Financial Officer and was responsible for financial reporting, accounting, information technology and human resources from August 2004 through March 2006. From April 2004 through July 2004, Mr. Harris served as a consultant for GMH Associates, Inc. and GMH on accounting matters. In July 2004, Mr. Harris was appointed Senior Vice President and Chief Accounting Officer of GMH, and was appointed Chief Financial Officer in August 2004. From September 1999 through March 2004, Mr. Harris served as Vice President and Chief Accounting Officer of Brandywine Realty Trust, an office property REIT. Prior to that time, Mr. Harris served as the Controller of Envirosource, Inc., a service provider to the steel industry, from 1996 through 1999, and as an Audit Senior Manager for Ernst & Young LLP, specializing in real estate, from 1981 through 1996. Mr. Harris received a B.S. in accounting in 1981 and an M.B.A. in 1986, both from Lehigh University.

Roger L. Nicholson—Senior Vice President, Secretary and General Counsel

Mr. Nicholson has been our Senior Vice President and General Counsel since April 2005 and our Secretary since February 2006. Prior to joining us, Mr. Nicholson was a member at the law firm of Jackson Kelly, PLLC from April 2002 to April 2005. His practice focused on energy and natural resources, mergers and acquisitions and commercial and mineral real estate. Before joining Jackson Kelly, PLLC, Mr. Nicholson served as Vice President, Secretary and General Counsel of Massey Energy Company, a Central Appalachian coal producer, from February 2000 to April 2002. From June 1995 to February 2000, Mr. Nicholson was assistant general counsel of Massey Energy Company. He earned a B.S. in economics from Georgetown College and a J.D. from the University of Kentucky.

Samuel R. Kitts—Senior Vice President, West Virginia Region Operations

Mr. Kitts has been our Senior Vice President, West Virginia Region Operations since November 2007 and was our Senior Vice President, West Virginia and Maryland Operations from April 2005 to November 2007 . Prior to his employment with us, Mr. Kitts was the Vice President of Alpha Natural Resources Services from April 2004 to April 2005 and the President of Brooks Run Mining Co., LLC, a Central Appalachian coal producer, from February 2003 to April 2005. From March 2002 to February 2003, Mr. Kitts was the President of Brooks Run Coal Company. Prior to that time, Mr. Kitts held various management positions at Massey Energy Company from December 1986 to March 2002. Mr. Kitts received both a B.S. in geology and an M.B.A. from Marshall University.

William Scott Perkins—Senior Vice President, Kentucky Region Operations

Mr. Perkins has been our Senior Vice President, Kentucky Region Operations since November 2007 and was our Senior Vice President, Kentucky and Illinois Operations from April 2005 to November 2007 and held the same position at ICG, Inc. since January 2005. Prior to his employment with us, Mr. Perkins held various positions with our predecessors. From July 2003 through January 2005, Mr. Perkins was the Vice President and General Manager of the Evergreen Mining Company Division of Horizon, the Vice President and General Manager of Horizon’s Kentucky Division—Union Free from October 2001 until June 2003 and the Vice President—Appalachian Region Union Free Surface Operations of AEI Resources from May 1999 until September 2001. Mr. Perkins received his B.S. in geology from Kent State University.

Phillip Michael Hardesty—Senior Vice President, Sales and Marketing

Mr. Hardesty has been our Senior Vice President, Sales and Marketing since April 2005. Previously, Mr. Hardesty held various positions with Arch Coal, Inc., a producer of coal in the eastern and western United States. Mr. Hardesty was (i) Vice President, Commercial Optimization from January 2005 through April 2005 (ii) Vice President, Marketing Services from July 2002 through January 2005 and (iii) Director of Marketing Services from August 1998 until July 2002. Mr. Hardesty received his B.S. in accounting from the University of Kentucky.

Oren Eugene Kitts—Senior Vice President, Mining Services

Mr. Kitts has been our Senior Vice President, Mining Services since May 2005. Prior to his employment with us, Mr. Kitts was most recently Vice President, Environmental & Technical Affairs for Eastern Operations at Arch Coal, Inc. from May 2003 until May 2005. Prior to Arch, Mr. Kitts was a partner in Summit Engineering Company, a Central Appalachian regional mining and civil engineering company, from May 1996 until May 2003. Prior to March 1996, Mr. Kitts spent over twelve years with Massey Coal, a Central Appalachian coal producer, in a variety of technical and management assignments, including president of Massey Coal Services. Mr. Kitts initially worked for Pickands Mather & Company, an iron ore mining and shipping company, as the environmental engineer for its coal mining operations in southern West Virginia and eastern Kentucky. Mr. Kitts has a B.S. in civil engineering from West Virginia University.

Charles G. Snavely—Senior Vice President, Planning and Northern Region Operations

Mr. Snavely has been our Senior Vice President, Planning and Northern Region Operations since November 2007 and our Vice President, Planning and Acquisitions from July 2005 to November 2007. Prior to his employment with us, Mr. Snavely was most recently President of Bell County Coal Corporation at James River Coal Company, a Central Appalachia coal producer, from February 1995 until July 2005. While at Bell County Coal, Mr. Snavely was also the President of Bledsoe Coal Corporation, Bledsoe Coal Leasing Corporation and Shamrock Coal Company, all subsidiaries of James River Coal Company, from February 2003 until joining us. Mr. Snavely has a B.S. in mining engineering from Virginia Tech University.

Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers other than among two executive officers, Samuel R. Kitts and Oren Eugene Kitts, who are brothers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Program

Our compensation program is designed to align our executives’ compensation with our overall business strategies consisting of achievement of safety, environmental and financial objectives which we believe are key drivers to the success of our business. In addition, we use compensation to attract, retain and motivate highly-qualified executives in a highly-competitive market.

The Compensation Committee of our Board of Directors is responsible for developing and maintaining appropriate compensation programs for our executive officers, including our named executive officers. The Compensation Committee does not employ a compensation consultant, relying instead on its own significant experience in managing employee-related issues and making executive compensation decisions.

In order to carry out these responsibilities effectively, the Compensation Committee:

•	reviews annual compensation and benefit values that are being offered to each executive;

•	reviews publicly-available annual compensation and benefit values that are being offered by peer companies in the coal industry;

•	reviews the performance of senior management, including the named executive officers, with our chief executive officer; and

•	meets with our chief executive officer and other members of senior management in connection with compensation matters and periodically meets in executive session without management.

Elements of Compensation

Our compensation program currently consists of:

•	base salary;

•	annual performance-based cash bonuses;

•	long-term incentives consisting primarily of periodic grants of restricted shares and stock options; and

•	retirement and other benefits.

Role of Management in Setting Executive Compensation

On an annual basis, the Compensation Committee considers market competitiveness, business results, experience and individual performance in evaluating named executive officer compensation. The chief executive officer, together with members of our Finance and Legal Departments, work to design and develop compensation programs, to recommend changes to existing plans and programs applicable to named executive officers and other senior executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the Compensation Committee in making its decisions, and ultimately, to implement the decisions of the Compensation Committee.

The chief executive officer and other members of senior management selected a peer group for comparison purposes consisting of Alliance Resource Partners LP, Alpha Natural Resources Inc., Arch Coal Inc., CONSOL Energy Inc., Foundation Coal Holding Inc., James River Coal Co., Massey Energy Co., and Westmoreland Coal Co., which are either direct competitors in our geographic market or are coal producers similar in size to us. This helps to ensure our executive compensation levels are competitive relative to the companies with which we compete for industry-specific talent in a very tight marketplace.

The chief executive officer has engaged Towers Perrin (“Towers”) as management’s compensation consultant. Towers provides analyses and recommendations that inform management’s recommendations and the Compensation Committee’s decisions. During fiscal 2007, Towers gathered market and performance data on our peer companies and worked with management on design changes to the long-term incentive compensation plan.

The chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance, safety and environmental goals for the executive team. He works closely with other members of executive management in analyzing relevant market data, including the information provided by Towers, to determine base salary and annual target bonus opportunities for senior management and to develop targets for the short- and long-term incentive plans. Targets are set to drive both annual performance and long-term value creation for stockholders. Except as expressly provided in his employment agreement, the chief executive officer is subject to the same financial performance, safety and environmental goals as the other named executive officers, all of which are approved by the Compensation Committee.

Rationale for Compensation Decisions

The compensation program for senior management, including our named executive officers, is designed to reinforce the importance of performance and accountability—at both the individual and corporate levels. A broad range of facts and circumstances is considered in setting executive compensation. Among the factors considered for executives generally, and for the named executive officers in particular, are company results, experience, market competitiveness and individual performance. In evaluating individual performance, the Compensation Committee considers each named executive officer’s performance with respect to: safety, commitment, quality of work, quantity of work, initiative, job knowledge, teamwork and communication. We do not assign a particular weight to any of these factors. The weight given each factor may differ from year to year, and may differ among individual named executive officers in any given year. For example, when we recruit externally, market competitiveness, experience, as well as the circumstances unique to a particular candidate, may weigh more heavily in the compensation analysis. In contrast, when determining year-over-year compensation for current named executive officers, business results and market competitiveness generally factor more heavily into the analysis.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation Committee. Payouts are most heavily weighted towards financial results of the recently completed fiscal year as compared to targets approved by the Compensation Committee under our incentive compensation plans. In addition, these results typically form the basis for setting performance targets for the next fiscal year. To a lesser extent, the Compensation Committee considers the individual performance of our named executive officers. If and when individual performance is considered noteworthy by the Compensation Committee, or if the Compensation Committee determines that an adjustment in compensation is required due to an executive’s change in job duties or in order to maintain market competitiveness and retention value for that individual, then the Compensation Committee may, irrespective of overall Company performance, use its discretion in determining base salaries.

In evaluating the performance of the chief executive officer and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the working relationship with the Board.

Elements of 2007 Executive Compensation

Base Salary

In determining base salaries, the Compensation Committee evaluates overall company performance, individual contribution and performance, employee expertise and retention value, base salaries paid for comparable positions in our compensation peer group and total target compensation. The Compensation Committee reviews the base salaries of the named executive officers to ensure they take into account individual performance, experience and retention value and that salary levels continue to be competitive with companies of similar size and complexity. During 2007, we did not increase the base salaries of any of the named executive officers as a result of our financial performance. See the “Summary Compensation Table” for more information.

Annual Cash Bonus

Our annual non-equity incentive compensation plan is a cash bonus that links the compensation of plan participants directly to the accomplishment of specific business goals that we believe reflect value creation for the shareholders. Based on the amount of each of the named executive officer’s base salaries, the Compensation Committee has set a target incentive compensation opportunity for each named executive officer (other than the chief executive officer) at 100% of base salary. The target incentive compensation opportunity is designed to provide substantial incentive for individual and company performance in the safety, environmental and financial aspects of the business, while offering incentive compensation that is competitive with the compensation peer group.

The chief executive officer’s target incentive compensation is set at 200% of his base salary in accordance with his employment agreement. Our chief executive officer voluntarily declined to have his bonus calculated in accordance with his employment contract for 2007 and instead, elected to utilize the same performance-based methodology by which bonuses were calculated for the rest of the senior management team, representing a voluntary reduction in the amount of bonus payable.

The bonuses paid to the named executive officers under our bonus plan were determined by multiplying the incentive target (in dollars) by an award multiple. The award multiple is determined based on the results for three performance targets: earnings before interest, taxes, depreciation, depletion, amortization, impairment charges and minority interest (Adjusted EBITDA) representing 70% of the total award, safety and environmental performance each representing 10% of the total award and a discretionary component to be determined by the Compensation Committee representing the final 10% of the total award.

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Financial Performance: Our 2007 Adjusted EBITDA target for compensation purposes was $80.75 million. The amount was chosen because it was determined based on the 2007 business plan to be achievable, yet aggressive, and therefore being at risk. Our 2007 Adjusted EBITDA was $59.1 million; however, the proceeds from the sale of the Denmark reserves comprised $36.8 million of 2007 Adjusted EBITDA. Because the significant proceeds from the sale of the Denmark reserves did not represent Adjusted EBITDA derived from operations, management recommended, and the Compensation Committee concurred, that for purposes of awarding annual bonuses, the Adjusted EBITDA derived from that sale should not be considered in determining annual bonus for 2007. The methodology for calculation of the bonus provides that the financial component should be zero, if Adjusted EBITDA was 65% or less of the target. Since the actual 2007 Adjusted EBITDA, exclusive of the proceeds of the Denmark reserve sale, was 30.1% of the target, no bonus was awarded in respect of financial performance.

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Safety Performance: Our safety performance metric is the non-fatal days lost (NFDL) accident rate, which we believe is the most commonly used metric to measure safety in the coal industry, weighted for our actual production mix. NFDL is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked. Our NFDL weighted average rate in fiscal 2007 was 2.46, compared to the national NFDL average rate of 2.93. While our 2007 NFDL rate represents a slight increase (of 1.25%) from the 2006 level, that year-over-year comparison compares favorably to the national NFDL rate increase of 5.02%. In addition, ICG Eastern and Vindex Energy each received Joseph A. Holmes Safety Association awards and ICG Eastern received two West Virginia Mountaineer Guardian Awards for safety performance. Based on the comparison to the national NFDL rate and the safety awards awarded to various operations, the Compensation Committee determined to award 100% of the safety component.

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Environmental Stewardship: Our environmental performance is based on violations per inspector day, a commonly used metric within the coal industry. Violations per inspector day (VPID) is calculated based on the total number of environmental notices of violation received by us from federal and state mining inspectors per day that an inspector inspects our sites. Our violations per inspector day were 0.012, representing a 36% decrease from a rate of 0.019 in 2006. In addition, ICG Eastern received the Greenlands Award for overall outstanding environmental stewardship in its ongoing mining and reclamation efforts in 2007 from the West Virginia Department of Environmental Protection (WVDEP). The WVDEP also honored Wolf Run Mining Company and Patriot Mining Company with awards for exemplary environmental performance. Based on the decrease in the total number of violations and the recognition by the state of West Virginia, the Compensation Committee determined to award 100% for the environmental component.

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Discretionary: The Compensation Committee may grant a discretionary component in the calculation of annual bonus to take into account specific notable achievements during a year that may not be covered in the financial performance, safety and environmental components. Management recommended, and the Compensation Committee granted, no discretionary component in determining the 2007 annual bonus.

Combining the four components in calculating the annual bonus: financial was 0% of 70%, or 0%, safety was 100% of 10%, or 10%, environmental was 100% of 10%, or 10%, and discretionary was 0% of 10%, or 0%. The Compensation Committee authorized the chief executive officer to adjust by up to 4% (20% of the calculated annual bonus of 20%) the annual bonus amount for each executive officer based on 2007 performance in their individual areas of responsibility. The calculated annual bonus award for each of the named executive officers resulted in the annual bonus as set forth in the table below:

2007 Annual Cash Bonus

Name	Target Award as a % of Salary	Target Award	Actual Payout as a % of Target	Actual Payout ($)
Bennett K. Hatfield	200%	$1,000,000	20%	$200,000
Bradley W. Harris	100%	$265,000	18%	$47,700
William Scott Perkins	100%	$275,000	19%	$52,250
Roger L. Nicholson	100%	$260,000	22%	$57,200
Samuel R. Kitts	100%	$250,000	19%	$47,500

See the “Summary Compensation Table” and “2007 Grant of Plan-Based Awards” for more information.

In February 2008, we set our financial performance target for the annual cash incentive for 2008 as an Adjusted EBITDA target. This financial performance target reflects our expectations for coal industry conditions for 2008, and the need to set an achievable, yet aggressive, goal for incentive purposes, such that the Compensation Committee believes that the payment is at risk.

Stock Based Compensation

Our Equity and Performance Incentive Plan permits us to grant stock options, restricted stock, stock appreciation rights, restricted share units, performance shares or performance units to our key employees, including the named executive officers. However, we have determined that a long-term incentive opportunity for each of our named executive officers should be delivered primarily through awards of restricted stock and stock options. We believe that a mix of both stock options and restricted stock awards balances the value of the award as perceived by the employee against the accounting expense of the award to us. We also believe that the resulting blend of options and restricted stock more accurately reflects the pattern of equity-based awards that prevails in our peer group and in the external market generally, an important element in both attracting and retaining quality management.

Our equity incentive plan and the related restricted stock and stock option awards we grant under the plan are designed to encourage the creation of long-term value for our stockholders and promote employee recruitment, retention and equity ownership. The Compensation Committee intends that these long-term incentive opportunities be competitive with our peer group in the 50th percentile (median) range and our actual operating and stock performance. Under our equity incentive plan, the named executive officers, may receive equity awards at the time of their initial hire, as well as on an annual basis. In addition, in accordance with our equity incentive plan, we make a cash payment to our executive officers to assist in paying taxes incurred as a result of participating in the plan.

Initial equity awards for our chief executive officer and those members of senior management who report directly to the chief executive officer are authorized by the Compensation Committee, which has been given the authority to vary any individual award by 10% from the award levels pre-established by the Compensation Committee to address individual performance issues. For new hires in management positions below those members of senior management, initial equity awards are authorized by the chief executive officer who has been granted the authority to vary any individual award by 10% from median award levels pre-established by the Compensation Committee. No initial hiring awards were made to named executive officers in 2007.

The exercise price of each stock option awarded to our senior management under our long-term incentive plan is the closing price of our stock on the date of grant. Accordingly, those stock options will have intrinsic value to employees only if the market price of the stock increases after that date. Both stock options and restricted shares generally vest 25% per year over a period of four years; however, all stock option and restricted stock grants will immediately vest upon a change of control and all restricted stock grants will also immediately vest upon the holder’s death or disability. Stock options expire ten years from the date of grant.

Grants of annual equity awards to named executive officers have been historically made on the first business day in July of each year. The Compensation Committee deferred any decision on making the annual equity award to the named executive officers in July 2007 due to the Company’s financial performance. The Compensation Committee determined on March 26, 2008 to make the grant that had been deferred with 25% vesting on June 30, 2008 in accordance with the Company’s general policy and with an additional 25% vesting on June 30 annually thereafter to reflect the same vesting date that would have been in place if the awards had been timely made. These grants and schedule were made to reflect the competition in the market for these executives and based on reflection as to these executives’ total compensation package and to the retention-based philosophy upon which the annual equity award program was initially built. In addition, in accordance with our historical program, we make a cash payment to our executive officers to assist in paying taxes incurred as a result of participating in the plan. The composition of these annual equity awards for our named executive officers was approximately 40% restricted stock and approximately 60% stock options. This mix reflects the Compensation Committee’s belief that senior management should have a larger portion of its incentive compensation at risk.

2007 Equity Awards

Not Previously Granted

Name	Restricted Stock	Stock Options
Bennett K. Hatfield	26,000	116,000
Bradley W. Harris	6,000	28,000
William Scott Perkins	6,000	28,000
Roger L. Nicholson	6,000	28,000
Samuel R. Kitts	6,000	28,000

The Compensation Committee asked management to focus on revising the program relating to the annual equity awards so that the awards more closely aligned with performance. Towers provided management, and management in turn provided the Towers information to the Compensation Committee, an analysis of programs offered by peer groups of the Company. Based on the analysis provided and the Compensation Committee’s desire to further link pay and performance, the Compensation Committee adopted a revised program relating to the annual equity awards. In accordance with the new program, annual awards will now be made in March of each year and will no longer include a cash payment to assist our executive officers in paying taxes incurred as a result of participating in the plan.

The new program was approved for 2009 grants based on 2008 performance. The Compensation Committee elected to grant 2008 awards on March 26, 2008 under the former equity award program. The Compensation Committee determined that this approach to 2008 awards was appropriate because modifications to the equity incentive program should be communicated to participants prior to implementation and should not be applied retroactively. The Compensation Committee also determined that 2008 equity award grants were appropriate as a retention feature of the Company’s overall compensation package and to maintain a total compensation mix for senior management that is competitive with its compensation peer group. However, 2008 equity award grants were modified from the existing program in that they did not include a cash payment to assist our executive officers in paying taxes incurred as a result of participating in the plan.

The actual number of 2008 Equity Awards granted (which are in addition to the 2007 Equity Awards not previously granted) to each of our named executive officers is as follows:

2008 Equity Awards

Name	Restricted Stock	Stock Options
Bennett K. Hatfield	26,000	116,000
Bradley W. Harris	6,000	28,000
William Scott Perkins	6,000	28,000
Roger L. Nicholson	6,000	28,000
Samuel R. Kitts	6,000	28,000

The new program will use the same performance metrics as set for the annual cash bonus, but with 70% attributable to financial performance, 20% to safety, 10% to environmental and no general discretionary component.

For future grants, each of the components will have a target, threshold and maximum range as follows:

Component	Target	Threshold	Maximum
Financial Performance	Adjusted EBITDA Target	75%	135%
Safety	National NFDL Rate	125%	50%
Environmental	Prior Year’s VPID Rate	150%	50%

If performance falls between threshold and target or between target and maximum, the award level earned will be determined on a pro rata basis. If performance falls below the threshold level, no award will be granted other than at the discretion of the Compensation Committee. If performance exceeds the maximum award level, the award will be capped at the value attributable to the maximum award level. The total value of the equity awards will be determined as a percentage of the average base salary for employees participating in that level. Our chief executive officer is in a level by himself and the other named executive officers are in a level with other senior management. The threshold, target and maximum award percentage levels are as follows:

Target Award as a % of Salary

Title	Threshold	Target	Maximum
Chief Executive Officer	50%	100%	200%
Other Named Executive Officers	25%	50%	100%

The percentage was determined so as to position the Company at or near the median of our peer companies. The total award will then be allocated to restricted stock and stock options in the ratio of 40% as restricted stock and 60% as stock options consistent with the previous program. The value of the award allocated to restricted stock will be divided by the per share last closing stock price immediately prior to the when the award is approved to determine the number of shares granted.

Stock Ownership Guidelines

Both management and the Board of Directors believe our executives should acquire and retain a significant amount of our stock in order to further align their interests with those of stockholders. Our chief executive officer is encouraged to achieve stock ownership equal to five times his base salary through retention of initial and annual stock awards and exercises of stock options, and senior executives that directly report to the chief executive officer are encouraged to achieve ownership equal to three times base salary. All executives are encouraged to meet these ownership levels within five years after assuming their executive positions.

Retirement Benefits

We believe that retirement benefits to our senior management, including the named executive officers, are an important part of our total compensation program in order to be competitive with our peer companies. Our retirement benefits are currently provided through our 401(k) plans, medical benefit plans and life insurance plans. The 401(k) plans match voluntary contributions of all participants up to a maximum contribution based upon a percentage of a participant’s salary with an additional matching contribution possible. The named executive officers participate on the same terms as all of our other employees. See the “Summary Compensation Table” for information regarding matching contributions to our 401(k) plan.

Perquisites

We annually review any perquisites that our chief executive officer and the other named executive officers may receive. In addition to the cash and equity compensation discussed above, we provide our named executive officers with the same benefit package available to all of salaried employees. The package includes:

•	health and dental insurance (portion of costs);

•	basic life insurance; and

•	long-term disability insurance.

We provide additional incentives and benefits in certain circumstances to some of our named executive officers that are described in the Summary Compensation Table. Such perquisites include company vehicles and financial planning services. Additionally, in accordance with Mr. Hatfield’s employment agreement, we are paying premiums through March 2015 with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s designee. Our use of perquisites as an element of compensation is limited and is largely based on our belief that it is common among our peer group to provide them. We do not view perquisites as a significant element in our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Change in Control and Severance Benefits

Our senior executive officers, including our named executive officers, are eligible for benefits and payments if their employment terminates upon a change in control or due to a position being eliminated, as further described under “Potential Payments upon Termination or Change in Control.” Messrs. Hatfield’s and Nicholson’s benefits are provided pursuant to each of their respective employment agreements, and the benefits for other senior members of management, including our named executive officers, are provided pursuant to a severance plan. As of April 24, 2008, Mr. Nicholson’s employment agreement will terminate due to expiration in accordance with its terms, and the Compensation Committee has approved his participation in the Executive Severance Plan applicable to the other senior executive officers upon termination of his employment agreement. The purpose of these change in control protections is to retain certain members of management in the face of uncertainty surrounding a potential or actual change in control, allowing our senior management to focus on running our company to maximize stockholder value and mitigate diversion of management’s attention due to uncertainty with respect to their employment situation. The severance benefits reflect the fact that it may be difficult for our executives to find comparable employment within a short period of time.

Tax Deductibility

We are mindful of the potential impact upon us of Section 162(m) of the Internal Revenue Code which prohibits public companies from deducting certain executive remuneration in excess of $1.0 million. We intend to maximize the corporate tax deduction. However, while our incentive compensation programs are designed to facilitate compliance with Section 162(m), the Compensation Committee believes that we must attract and retain qualified executives and that, in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the Section 162(m) threshold for deductibility. The Compensation Committee has approved the compensation of certain of our named executive officers recognizing that a portion of that compensation will not be deductible.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our principal executive officer, our principal financial officer and our other three most highly compensated officers who were serving as executive officers at the end of 2007 and 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Bennett K. Hatfield,	2007	500,000		—	940,484	601,034	200,000	—	90,001	(4)	2,331,519
President and Chief Executive Officer	2006	500,000		—	917,118	550,574	500,000	—	19,307	(5)	2,486,999

Bradley W. Harris,	2007	265,000		—	62,400	29,800	47,700	—	125,726	(6)	530,626
Senior Vice President, Chief Financial Officer and Treasurer	2006	88,333	(7)	—	28,364	13,545	53,000	—	201,753	(8)	384,995

William Scott Perkins,	2007	275,000		—	188,285	89,485	52,250	—	32,549	(9)	637,569
Senior Vice President, Kentucky Region Operations	2006	275,000		—	182,893	77,305	55,000	—	14,922	(10)	605,120

Roger L. Nicholson,	2007	260,000		—	188,285	89,485	57,200	—	35,360	(9)	630,330
Senior Vice President, Secretary and General Counsel	2006	260,000		—	182,893	77,305	52,000	—	20,096	(11)	592,294

Samuel R. Kitts,	2007	250,000		—	188,285	89,485	47,500	—	30,716	(9)	605,986
Senior Vice President, West Virginia Region Operations	2006	250,000		—	182,893	77,305	50,000	—	14,434	(12)	574,632

(1)	The amounts shown for stock awards in 2007 represent the dollar value of the award of restricted stock based on the fair market value of our common stock on the date of grant and are calculated in accordance with FAS 123(R). All grants were made pursuant to our 2005 Equity and Performance Incentive Plan. Each of the named executive officers is entitled to receive dividends on shares of vested and unvested restricted stock when we pay dividends on shares of our common stock. Amounts shown do not include dividends. We did not pay any dividends on our common stock in 2007. For further details on the vesting provisions of these awards see “2007 Outstanding Equity Awards.” The material terms of these awards are set forth in “2007 Outstanding Equity Awards.”
(2)	The amounts shown for option awards in 2007 represent the dollar value of the award of options based on the fair market value of our common stock on the date of grant and are calculated in accordance with FAS 123(R). All grants were made pursuant to our 2005 Equity and Performance Incentive Plan. Each of the named executive officers is entitled to receive dividends on shares of vested and unvested restricted stock when we pay dividends on shares of our common stock. Amounts shown do not include dividends as none were paid. For further details on the vesting provisions of these awards see “2007 Outstanding Equity Awards.” The material terms of these awards are set forth in “2007 Outstanding Equity Awards.”
(3)	Represents 20%, 18%, 19%, 22% and 19% of the target award for each of Messrs. Hatfield, Harris, Perkins, Nicholson, and Kitts. Mr. Hatfield voluntarily declined to have his bonus calculated in accordance with his employment contract and instead decided to receive the percentage bonus calculated for the senior management team described in the “Compensation Discussion and Analysis—Annual Cash Bonus.” See Footnote 2 to “2007 Grant of Plan Based Awards” table for additional information about calculation of Mr. Hatfield’s bonus pursuant to his employment contract.
(4)	Includes a $68,133 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,500 in matching contributions to our 401(k) plan.
(5)	Includes $12,523 in matching contributions to our 401(k) plan.
(6)	Includes a $104,820 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,500 in matching contributions to our 401(k) plan.
(7)	Mr. Harris’ employment commenced on September 1, 2006.
(8)	Includes $195,415 of relocation expenses and $4,648 in matching contributions to our 401(k) plan.
(9)	Includes a $15,723 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,500 in matching contributions to our 401(k) plan.
(10)	Includes $11,235 in matching contributions to our 401(k) plan.
(11)	Includes $13,200 in matching contributions to our 401(k) plan.
(12)	Includes $12,369 in matching contributions to our 401(k) plan.

2007 GRANT OF PLAN-BASED AWARDS

The following table sets forth information regarding the grants of annual cash incentive compensation during 2007 to our executives named in the 2007 Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Options Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Bennett K. Hatfield	—	—	$1,000,000	(2)	—	(2)	—	—	—	—	—	—	—

Bradley W. Harris	—	—	$265,000	(3)	$265,000	(3)	—	—	—	—	—	—	—

William Scott Perkins	—	—	$275,000	(3)	$275,000	(3)	—	—	—	—	—	—	—

Roger L. Nicholson	—	—	$260,000	(3)	$260,000	(3)	—	—	—	—	—	—	—

Samuel R. Kitts	—	—	$250,000	(3)	$250,000	(3)	—	—	—	—	—	—	—

(1)	As described in the “Compensation Discussion and Analysis—Stock Based Compensation,” no awards were made in fiscal 2007, but deferred awards were granted in 2008.
(2)	Pursuant to Mr. Hatfield’s employment agreement, he is eligible for a targeted annual bonus of 200% of his base salary if our EBITDA for the prior year is between 90% and 110% of forecasted EBITDA; provided, however, that the Annual Bonus awarded will increase by 2% of any variance above 110% or decrease by any variance below 90%. For 2007, Mr. Hatfield would have been entitled to a bonus of approximately $730,000, representing a bonus of 69% of the target. Mr. Hatfield voluntarily declined to have his bonus calculated in accordance with his employment contract for 2007 and instead to receive the same percentage as the rest of the senior management team.
(3)	Pursuant to our annual non-equity incentive program, each named executive officer is eligible for a targeted annual bonus equal to 100% of the named executive’s salary if our prior year’s performance meets threshold targets in the areas of safety, environmental stewardship, profitability and discretionary performance assessments. As further described in the “Compensation Discussion and Analysis,” the calculated annual bonus award for each of the executive officers was 20% of target.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on December 31, 2007 for our executive officers named in the 2007 Summary Compensation Table.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (A)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Bennett K. Hatfield	239,289	79,763	(1)	—	$10.97	3/22/2015	68,750	(2)	$368,500	—	—
	29,000	87,000	(3)	—	$7.19	7/1/2016	19,500	(4)	$104,520	—	—

Bradley W. Harris	10,000	30,000	(3)	—	$6.24	8/30/2016	30,000	(4)	$160,800	—	—

William Scott Perkins	37,500	12,500	(5)	—	$11.00	12/12/2015	12,500	(6)	$67,000	—	—
	7,000	21,000	(3)	—	$7.19	7/1/2016	4,500	(4)	$24,120	—	—

Roger L. Nicholson	37,500	12,500	(5)	—	$11.00	12/12/2015	12,500	(6)	$67,000	—	—
	7,000	21,000	(3)	—	$7.19	7/1/2016	4,500	(4)	$24,120	—	—

Samuel R. Kitts	37,500	12,500	(5)	—	$11.00	12/12/2015	12,500	(6)	$67,000	—	—
	7,000	21,000	(3)	—	$7.19	7/1/2016	4,500	(4)	$24,120	—	—

(A)	Based on a closing market price of $5.36 per share on December 31, 2007.
(1)	These options vested on March 14, 2008.
(2)	The restrictions on these shares lapsed on March 14, 2008.
(3)	These options will vest in three equal installments on June 30, 2008, 2009 and 2010.
(4)	The restrictions on these shares will lapse in three equal installments on June 30, 2008, 2009 and 2010.
(5)	These options will vest on April 25, 2008.
(6)	The restrictions on these shares will lapse on April 25, 2008.

2007 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and stock vested during 2007 for our executive officers named in the 2007 Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired upon Vesting (#)	Value realized upon Vesting ($)
Bennett K. Hatfield	—	—	75,250	$392,245

Bradley W. Harris	—	—	10,000	$59,800

William Scott Perkins	—	—	14,000	$83,720

Roger L. Nicholson	—	—	14,000	$83,720

Samuel R. Kitts	—	—	14,000	$83,720

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, we have entered into employment agreements with Messrs. Hatfield and Nicholson which provide benefits upon certain terminations of employment, including in connection with a change-in-control, by us without cause and by the named executive officer with good reason. These provisions for these two named executive officers are set forth in each of their respective employment agreements. Importantly, these provisions limit our ability to downwardly adjust certain aspects of compensation, including base salaries and target incentive compensation, without triggering the ability of the affected named executive officer to receive termination benefits. Mr. Nicholson’s employment agreement expires in accordance with its terms on April 24, 2008.

In addition, the Compensation Committee approved and adopted an Executive Severance Plan on February 21, 2007 which provides certain severance and other benefits to eligible employees (including our named executive officers other than Messrs. Hatfield and Nicholson) whose employment is involuntarily terminated by us (other than for cause) or by the employee as a result of a reduction in 10% or more of the employees’ base salary. The Compensation Committee has approved Mr. Nicholson’s participation in the severance plan upon expiration of his employment agreement. The Executive Severance Plan supersedes and replaces any prior policies and practices applicable to the eligible employees relating to severance. We determined that in order to be competitive with our peer companies and to assist in executive retention, it was appropriate to adopt a plan at this time.

We view all of these severance protection benefits as an important component of the total compensation package for our named executive officers. In our view, having these provisions helps to maintain the named executive officer’s objectivity in decision-making and provides another vehicle to align the interests of our named executive officer with the interests of our stockholders.

Employment Agreements

Employment Agreement with Bennett K. Hatfield

On March 14, 2005, we entered into an employment agreement with Mr. Hatfield to serve as our President, Chief Executive Officer and as a member of the Board of Directors. The initial term of Mr. Hatfield’s employment agreement was through March 31, 2008, but has automatically extended for one year through March 31, 2009. The employment agreement provides a base salary to Mr. Hatfield of $500,000 per year, subject to annual review by the Board of Directors. As of December 31, 2007, Mr. Hatfield’s base salary was $500,000. In addition, Mr. Hatfield is entitled to receive an annual bonus based upon the achievement of certain financial results measured by us meeting certain EBITDA targets. Mr. Hatfield’s target annual bonus for each year of his employment term is 200% of his base salary. Under the terms of the employment agreement, Mr. Hatfield receives term life insurance in the amount of $3.0 million for a period of 120 months from his hiring date that is owned by a designee of Mr. Hatfield, and participates in employee benefit plans and programs that we have adopted for executive level employees.

Pursuant to his employment agreement, Mr. Hatfield has been granted (i) an option to purchase shares of our common stock with a grant date value equal to $3.5 million (representing 319,052 shares at a per share exercise price of $10.97), 25% of which vested on the date of grant, 25% vested on March 14, 2006, 25% vested on March 14, 2007 and the remaining 25% vested on March 14, 2008, (ii) 206,250 restricted shares of common stock, 33.3% vested on March 14, 2006, 33.3% vested on March 14, 2007 and the remaining 33.3% vested on March 14, 2008, and (iii) 68,750 shares of common stock. Pursuant to his agreement, Mr. Hatfield made a timely election under Section 83(b) of the Code to include the restricted shares in gross income for 2006, and, as a result, we paid Mr. Hatfield an income tax gross-up payment to make Mr. Hatfield whole for the income tax impact of the restricted and unrestricted shares of common stock received by Mr. Hatfield. Under the terms of his employment agreement, Mr. Hatfield also purchased 25,000 shares of our common stock in September 2005 at $8.00 per share.

Upon Mr. Hatfield’s termination of employment for any reason, Mr. Hatfield is entitled to earned but unpaid base salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans (such payments and benefits, “accrued payments and benefits”). In addition to the accrued payments and benefits, Mr. Hatfield is also entitled to (i) a pro rata bonus upon any termination of employment (other than as a result of a termination by us for cause), (ii) three times the sum of base pay and bonus (based on prior year’s bonus) and company paid COBRA premiums in respect of medical and dental coverage for a period not to exceed 24 months in the event Mr. Hatfield’s employment is terminated without cause or by him for “good reason,” as defined in the agreement, (the “Severance Payment”), and (iii) one time the sum of base salary and bonus (based on prior three years average) in the event we do not renew the term of his employment contract. The accrued payments will be made in a lump sum payment within 60 days from the date of termination and the pro rata bonus in respect of the year in which termination occurs will be paid no later than March 15th of the year following year in which the termination occurs. The Severance Payment will be paid quarterly over the two-year period following the date of Mr. Hatfield’s termination of employment. Mr. Hatfield is also entitled to an additional payment, if necessary, to offset the impact of any excise tax in respect of payments or benefits that are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. Assuming a change in control of the Company occurred on December 31, 2007, the amount of the payment to be made to Mr. Hatfield would not have been deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. In order to receive the Severance Payment under his employment agreement, Mr. Hatfield must execute a release of all claims against us.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by Mr. Hatfield or his estate if his employment had terminated on December 31, 2007, under various circumstances, see “—Potential Payments and Benefits upon Termination of Employment.”

Under the terms of the employment agreement, Mr. Hatfield may not disclose any confidential information or data concerning us or our business during the term of Mr. Hatfield’s employment and thereafter. In addition, during Mr. Hatfield’s term of employment and for a period of two years following the date Mr. Hatfield ceases to be employed by us, Mr. Hatfield may neither solicit certain of our employees to leave our employment nor solicit its customers or business associates to cease doing business with us. A material breach of these covenants terminates our obligation to make any remaining payments under the employment agreement.

Employment Agreement with Roger L. Nicholson

On April 25, 2005, we entered into an employment agreement with Mr. Nicholson to serve as our Senior Vice President and General Counsel. The term of Mr. Nicholson’s employment agreement ends on April 24, 2008. The employment agreement provides a base salary to Mr. Nicholson of $260,000 per year, subject to annual review by the Board of Directors. As of December 31, 2007, Mr. Nicholson’s base salary was $260,000. In addition, Mr. Nicholson is entitled to receive an annual bonus based upon the achievement of certain financial results measured by us, consisting primarily of meeting certain EBITDA targets. Mr. Nicholson’s target annual bonus for each year of his employment term is 100% of his base salary. Mr. Nicholson also participates in employee benefit plans and programs that we have adopted for executive level employees.

Pursuant to the employment agreement, Mr. Nicholson has been granted (i) an option to acquire 50,000 shares of our common stock (at a per share exercise price of $11.00), 25% of which vested on the date of grant, 25% vested on April 25, 2006, 25% vested on April 25, 2007 and the remaining 25% will vest on April 25, 2008, (ii) 37,500 restricted shares of our common stock, of which the restrictions on 33.3% of such shares lapsed on April 25, 2006, 33.3% lapsed on April 25, 2007 and the remaining 33.3% will lapse on April 25, 2008, and (iii) 12,500 unrestricted shares of our common stock. Pursuant to his agreement, Mr. Nicholson made a timely election under Section 83(b) of the Code to include the restricted shares and unrestricted shares of our common stock in gross income for 2005. As a result, we paid Mr. Nicholson an income tax gross-up payment to make Mr. Nicholson whole for the income tax impact of the restricted and unrestricted shares of common stock received by Mr. Nicholson.

Upon Mr. Nicholson’s termination of his employment for any reason, Mr. Nicholson is entitled to earned but unpaid salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans (such payments and benefits, “accrued payments and benefits”). In addition to the accrued payments and benefits, Mr. Nicholson is entitled to (i) a pro rata bonus upon termination of his employment (other than as a result of a termination by us for cause) and (ii) three times the sum of base pay and bonus (based on prior year’s bonus) and company paid COBRA premiums in respect of medical and dental coverage for a period not to exceed 24 months in the event Mr. Nicholson’s employment is terminated without cause or by him for “good reason,” as defined in the agreement, (the “Severance Payment”). The accrued payments and benefits will be made in a lump sum payment within 60 days from the date of termination and the pro rata bonus in respect of the year in which termination occurs will be paid no later than March 15th of the year following the year in which termination occurs. The Severance Payment will be paid quarterly over the two-year period following the date of Mr. Nicholson’s termination of employment. Mr. Nicholson is also entitled to an additional payment, if necessary, to offset the impact of any excise tax in respect of payments or benefits that are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. Assuming a change in control of the Company occurred on December 31, 2007, the payment to be made to Mr. Nicholson would not have been deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. In order to receive the Severance Payment under his employment agreement, Mr. Nicholson must execute a release of all claims against us.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by Mr. Nicholson or his estate if his employment had terminated on December 31, 2007 under various circumstances, see “—Potential Payments and Benefits upon Termination of Employment.”

Under the terms of the employment agreement, Mr. Nicholson may not disclose any confidential information or data concerning us or our business during the term of Mr. Nicholson’s employment and thereafter.

In addition, during Mr. Nicholson’s term of employment and for a period of two years following the date Mr. Nicholson ceases to be employed by us, Mr. Nicholson may not solicit certain of our employees to leave our employment, our customers or business associates to cease doing business with us, or any other person or entity for the purposes of conducting a business similar to our business. A material breach of these covenants terminates our obligation to make any remaining payments under the employment agreement.

Potential Payments and Benefits Upon Termination of Employment

The following table sets forth the amount of payments to our named executive officers pursuant to individual employment agreements or the Executive Severance Plan, as applicable, in the event of a termination of employment as a result of (i) voluntary termination (not for cause), (ii) termination for cause, (iii) involuntary termination, (iv) termination following a change in control, (v) retirement, (vi) disability and (vii) death. The payments made to Messrs. Hatfield and Nicholson upon termination or a change in control are governed by their individual employment agreements. All other potential payments and benefits upon termination or a change of control for the other named executive officers are governed by the Executive Severance Plan. Potential payments relating to stock option and restricted stock awards are governed by individual restricted stock agreements and stock option agreements under the 2005 Equity and Performance Incentive Plan.

Payment of benefits under either the Executive Severance Plan or under Messrs. Hatfield’s and Nicholson’s employment agreements, as applicable, are conditioned upon execution of a general release of claims against us and compliance with confidentiality and non-solicitation covenants. Revocation of the general release or a material breach of the confidentiality and non-solicitation covenants terminates our obligations under the Executive Severance Plan and the employment agreements, as applicable.

The amounts shown in the table below assume that each named executive officer was terminated on December 31, 2007. Accordingly, the table reflects amounts earned as of December 31, 2007 and includes estimates of amounts to be paid to each named executive officer upon the occurrence of a termination or change in control. Actual amounts to be paid to a named officer can only be determined at the actual time of a termination or change in control.

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include earned but unpaid salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans. In addition to accrued payments and benefits, pursuant to their respective employment agreements, Messrs. Hatfield and Nicholson are entitled to receive a pro rata bonus upon termination (other than for cause).

The named executive officers are not entitled to receive any form of severance payments or other benefits upon a voluntary decision to terminate employment or upon termination for cause, other than accrued but unpaid salary, bonus or other benefits. In addition, Messrs. Hatfield and Nicholson forfeit their Non-Equity Incentive in the event of a termination for cause.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OF EMPLOYMENT

Event	B. K. Hatfield		B. W. Harris		W. S. Perkins		R. L. Nicholson		S. R. Kitts
Voluntary Termination by Named Executive or Retirement(1)
Base Salary(2)	$19,231		$10,192		$10,577		$10,000		$9,615
Non-Equity Incentive(3)	200,000		—		—		57,200		—

Total	$219,231		$10,192		$10,577		$67,200		$9,615
Termination for Cause by Us
Base Salary(2)	19,231		10,192		10,577		10,000		9,615

Total	$19,231		$10,192		$10,577		$10,000		$9,615
Termination by Us Without Cause or by Named Executive with Good Reason(4)
Base Salary(2)	$19,231		$10,192		$10,577		$10,000		$9,615
Non-Equity Incentive(3)	200,000		—		—		57,200		—
Salary	2,100,000	(5)	265,000	(6)	275,000	(6)	951,600	(5)	250,000	(6)
Healthcare Benefits(7)	30,369		22,777		22,777		30,369		22,777
Life Insurance	17,696	(8)	1,950	(9)	1,950	(9)	—		1,950	(9)
Acceleration of Stock Awards(10)	473,020		—		—		91,120		—

Total	$2,840,316		$299,919		$310,304		$1,140,289		$284,342
Termination by Us Without Cause or by Named Executive with Good Reason Following Change in Control
Acceleration of Stock Awards(10)	473,020		160,800		91,120		91,120		91,120

Total	$2,840,316		$460,719		$401,424		$1,140,289		$375,462
Disability(11)
Base Salary(2)	$19,231		$10,192		$10,577		$10,000		$9,615
Non-Equity Incentive(3)	200,000		—		—		57,200		—
Life Insurance(9)	—		1,950		1,950		—		1,950
Acceleration of Stock Awards(12)	473,020		160,800		91,120		91,120		91,120

Total	$692,251		$172,942		$103,647		$158,320		$102,685
Death(13)
Life Insurance(14)	3,500,000		500,000		500,000		500,000		500,000

Total	$4,192,251		$672,942		$603,647		$658,320		$602,685

(1)	Named executive officers are entitled to healthcare and life insurance benefits upon retirement upon the same terms as all salaried employees, subject to the terms of the Retiree Healthcare Benefits Plan, if they are employees with at least 10 years of continuous service, elect to retire from active employment with us at age 62 or older, and participants in the International Coal Group, Inc. Healthcare Benefits Plan for active employees on the date of retirement. In addition, upon retirement, all outstanding vested stock options expire 90 calendar days after the date of retirement and all outstanding unvested restricted stock awards and unvested stock option awards immediately terminate.
(2)	Represents accrued but unpaid salary payable in a lump sum.
(3)	Represents pro rata bonus payable upon termination payable in a lump sum.
(4)	Includes termination by Messrs. Harris, Perkins or Kitts as a result of a reduction in 10% or more of the employees’ base salary.
(5)	Represents three times the sum of base pay and bonus, based on prior year’s bonus. These payments are made in lump sum.
(6)	Represents a contribution of salary for 12 months following termination, payable bi-monthly in accordance with our normal payroll practices.

(7)	Represents estimated payments of COBRA premiums to be paid by us over a period of time not to exceed 18 months following termination for Messrs. Harris, Perkins and Kitts and 24 months for Messrs. Hatfield and Nicholson.
(8)	Represents estimated payments of life insurance premiums to be paid by us monthly until March 15, 2015.
(9)	Represents estimated payments of life insurance premiums to be paid by us over a period of time not to exceed 12 months following termination.
(10)	Benefits payable upon “Termination by Us Without Cause or by Named Executive with Good Reason Following Change in Control” are the same as benefits payable upon “Termination by Us Without Cause or by Named Executive with Good Reason,” except for the acceleration of stock awards. Upon a change in control, our stock option and restricted stock agreements provide for acceleration of unvested stock options and restricted stock awards. Unexercised stock options will then terminate unless otherwise provided in the change in control documentation. In lieu of acceleration, the Compensation Committee may provide for a cash payment or the issuance of new awards with substantially the same terms. The amounts shown assume acceleration of vesting. As the exercise price for all stock options exceeds $5.36, the closing price of our common stock on December 31, 2007, no value has been included for the stock options. The restricted stock has been valued as the product of the total number of shares awarded multiplied by $5.36.
(11)	Healthcare and disability benefits are not included as these benefits are available to all salaried employees generally in the event of disability.
(12)	In the event of a termination by death or disability, all shares of restricted stock will immediately vest and become unrestricted. Outstanding but unvested options are automatically forfeited and vested options will terminate automatically one year after death or disability. The amounts set forth in the table for Acceleration of Stock Awards include both vested options and accelerated restricted stock. The value of the restricted stock is the product of the total number of shares of restricted stock multiplied by $5.36 the closing price of our common stock.
(13)	Benefits payable upon “Death” are the same as the benefits payable upon “Disability,” except for life insurance benefits.
(14)	Includes proceeds of life insurance policy payable by third-parties for which life insurance premiums are payable by us.

DIRECTOR COMPENSATION IN FISCAL 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bennett K. Hatfield(1)	—	—	—	—	—	—	—
Wilbur L. Ross, Jr.(2)	62,800	—	—	—	—	—	62,800
Cynthia B. Bezik(3)	51,200	50,000	—	—	—	—	101,200
Maurice E. Carino, Jr.(4)	85,200	—	—	—	—	—	85,200
William J. Catacosinos(5)	96,400	—	—	—	—	—	96,400
Stanley N. Gaines(6)	94,800	—	—	—	—	—	94,800
Samuel A. Mitchell(7)	—	—	—	—	—	—	—
Wendy L. Teramoto(8)	80,400	—	—	—	—	—	80,400

(1)	We do not pay director fees to members of our own board of directors who are also employees.
(2)	Represents annual director fee of $50,000 and attendance fees of $12,800.
(3)

Ms. Bezik elected to receive her 2007 annual retainer in Company stock. The quarterly director fee of $12,500 was divided by the closing stock price on the last day of the quarter, or if such day was not a trading day the next following trading day. The shares issued were: 2,386 shares on April 16, 2007, 2,084 shares on August 13, 2007, 2,766 shares on October 12, 2007 and 2,332 shares on January 4, 2008. She also received attendance fees of $51,200.

(4)	Represents annual director fee of $50,000 and attendance fees of $35,200.
(5)	Represents annual director fee of $50,000 and attendance fees of $46,400.
(6)	Represents annual director fee of $50,000 and attendance fees of $44,800.
(7)	Term of Office commenced in April 2008.
(8)	Represents annual director fee of $50,000 and attendance fees of $30,400.

Report of the Compensation Committee

Our Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE*

Cynthia B. Bezik

Maurice E. Carino, Jr.

Stanley N. Gaines (Chair)

*	Mr. Mitchell had not yet been appointed to the Compensation Committee at the time of the approval of this report.

Compensation Committee Interlocks And Insider Participation

None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more of its executive officers serving as one of our directors or on our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock based on 152,986,371 shares of our common stock issued and outstanding, as of March 25, 2008:

•	each person who is known by us to beneficially own 5% of common stock;

•	each member of our Board of Directors and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

Name and address of beneficial owner	Number of Shares Beneficially Owned(1)	Percentage
Andreeff Equity Advisors, LLC(2)	8,706,693	5.7%
V. Prem Watsa(3)	21,055,000	13.8%
FMR LLC(4)	14,795,669	9.7%
J-K Navigator Fund, L.P.(5)	7,666,031	5.0%
Odyssey Re Holdings Corp.(6)	10,230,763	6.7%
Steelhead Partners, LLC(7)	14,865,588	9.7%
WL Ross & Co. LLC(8)	24,537,423	16.0%
Bennett K. Hatfield(9)(10)	729,052	*
Phillip Michael Hardesty(9)(10)	100,200	*
Bradley W. Harris(9)(10)	50,000	*
Oren Eugene Kitts(9)(10)	114,000	*
Samuel R. Kitts(9)(10)	114,000	*
Roger L. Nicholson(9)(10)	114,000	*
William Scott Perkins(9)(10)	88,000	*
Charles G. Snavely(9)(10)	83,000	*
Cynthia B. Bezik(9)	9,558	*
Maurice E. Carino, Jr.(9)	4,000	*
William J. Catacosinos(9)	—	—
Stanley N. Gaines(9)	10,000	*
Samuel A. Mitchell(9)	35,000	*
Wilbur L. Ross, Jr.(8)	24,537,523	16.0%
Wendy L. Teramoto(9)	—	—
All directors and executive officers as a group (15 persons)(8)(9)(10)	25,988,333	17.0%

*	Less than 1%.
(1)	The shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock
(2)	Based on information contained in a report on Schedule 13G filed with the SEC on February 14,, 2008. Andreeff Equity Advisors, L.L.C. and Dane Andreeff share beneficial ownership and voting and dispositive power. The address for Andreeff Equity Advisors, L.L.C. and Dane Andreeff is 450 Laurel Street, Suite 2105, Baton Rouge, LA 70801.

(3)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 14, 2008. Mr. Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited and Fairfax Financial Holdings Limited beneficially share voting and dispositive powers. Odyssey RE Holdings Corp. and Odyssey America Reinsurance Corporation beneficially own 10,230,763 shares with shared voting and dispositive powers. Mr. Watsa, directly and indirectly, through 1109519, Sixty Two and 810679, beneficially owns shares representing approximately 48.7% of the total votes attached to all classes of shares of Fairfax. Fairfax indirectly owns a majority of the outstanding shares of common stock of Odyssey RE. Odyssey America is a wholly-owned subsidiary of Odyssey RE. The address for V. Prem Watsa is 95 Willington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7; the address for 1109519, 810679 and Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7; the address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada V6C 3L3; the address of Odyssey RE and Odyssey America is 300 First Stamford Place, Stamford, CT 06902.
(4)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 14, 2008 on behalf of FMR LLC, a parent holding company, and Edward C. Johnson 3d. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment advisor, is the beneficial owner of 13,550,669 shares as a result of acting as an investment advisor to various investment companies. Mr. Johnson and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 13,550,669 shares owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Pyramis Global Advisors Trust Company (“PGATC”) is an indirect wholly-owned subsidiary of FMRC and is the beneficial owner of 1,245,000 shares as a result of its serving as an investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 1,245,000 shares and sole power to vote or direct the voting of 1,091,700 shares of Common Stock owned by the institutional accounts managed by PGATC. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(5)	Based on information contained in a report on Schedule 13G filed with the SEC on January 30, 2008. The shares are owned by J-K Navigator, for which Steelhead serves as general partner and/or investment manager. Steelhead, as general partner and investment manager of Navigator, and James Michael Johnston and Brian Katz Klein, as the member-managers and owners of Steelhead, may be deemed to beneficially own the shares. The address J-K Navigator Fund, L.P., Steelhead Partners, LLC, James Michael Johnston and Brian Katz Klein is 1301 First Avenues, Suite 201, Seattle WA 98101.
(6)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 14, 2008. The shares are owned by Odyssey RE Holdings Corp. and Odyssey America Reinsurance Corporation. Fairfax Financial Holdings Limited indirectly owns a majority of the outstanding shares of common stock of Odyssey RE. Odyssey America is a wholly-owned subsidiary of Odyssey RE. Mr. Watsa, directly and indirectly, beneficially owns shares representing approximately 48.7% of the total votes attached to all classes of shares of Fairfax. The address of Odyssey RE and Odyssey America is 300 First Stamford Place, Stamford, CT 06902; the address for 1109519, 810679 and Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7; and the address for V. Prem Watsa is 95 Willington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7.
(7)	Based on information contained in a report on Schedule 13G filed with the SEC on January 30, 2008. The shares are owned by certain investment partnerships and funds, including J-K Navigator, for which Steelhead serves as general partner and/or investment manager. Steelhead, as general partner and investment manager of Navigator and those other investment limited partnerships, and James Michael Johnston and Brian Katz Klein, as the member-managers and owners of Steelhead, may be deemed to beneficially own the shares. The address J-K Navigator Fund, L.P., Steelhead Partners, LLC, James Michael Johnston and Brian Katz Klein is 1301 First Avenues, Suite 201, Seattle WA 98101.
(8)

Represents 5,719,848 shares held directly by WLR Recovery Fund L.P., 15,268,575 shares held directly by WLR Recovery Fund II, L.P., 3,549,000 shares held directly by WLR Recovery Fund III, L.P. and 100 shares held directly by Wilbur L. Ross, Jr. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC and the managing member of each of WLR Recovery Associates LLC and WLR Recovery

Associates II LLC. WLR Recovery Associates LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund L.P. WLR Recovery Associates II LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund II, L.P. Similarly, WLR Recovery Associates III LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund III, L.P. Accordingly, WL Ross & Co., LLC, WLR Recovery Associates LLC, WLR Recovery Associates II LLC, WLR Recovery Associates III, LLC and Mr. Ross can be deemed to share voting and dispositive power over the shares held directly by WLR Recovery Fund L.P., WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P. The address for WL Ross & Co. LLC and Mr. Ross is 101 East 52nd Street, 19th Floor, New York, NY 10022, Attn: Wendy L. Teramoto.

(9)	The address for this person is c/o International Coal Group, Inc., 300 Corporate Centre Drive, Scott Depot, WV 25560.
(10)	Includes restricted shares and options to purchase shares of our common stock which are exercisable or will be exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Form 5’s were required for those persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2007, were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our Directors, executive officers, greater than 5% stockholders and their immediate family members (each, a Related Person) may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our Directors and executive officers may not have knowledge of them. To our knowledge, since January 1, 2007 no Related Person has had a material interest in any of our on-going business transactions or relationships.

In December 2006, the Board of Directors adopted a written Policy for Review of Transactions Between us and our Directors, Executive Officers and Other Related Persons (referred to as the Policy) governing transactions, arrangements and relationships involving more than $50,000 in which a Related Person has a direct or indirect material interest (Related Person Transactions). Pursuant to the Policy, Related Person Transactions must initially be reviewed by the general counsel. The general counsel may take any of the following actions: allow the transaction if the amount involved is less than $120,000 and the terms are comparable to those that could be obtained in an arm’s length transaction with an unrelated party; allow the transaction if he determines it to be in our best interests; request that the Nominating and Corporate Governance Committee pre-approve the transaction; or allow the transaction subject to ratification by the Nominating and Corporate Governance Committee. The general counsel is required to report all transactions to the Nominating and Corporate Governance Committee at each of its regularly scheduled meetings.

Pursuant to the Policy, the Nominating and Corporate Governance Committee has pre-approved certain categories of transactions even though they may constitute Related Person Transactions. These categories are:

•	transactions available to all employees ;

•	transactions involving less than $50,000 when aggregated with all similar transactions;

•	transactions involving compensation or indemnification of executive offers and directors duly authorized by the Board or appropriate Board committee;

•	transactions involving reimbursement for routine expenses in accordance with our policy; and

•	purchases of any products at retail on the same terms available to the public generally.

Under the Advisory Services Agreement, dated as of October 1, 2004 between WL Ross & Co. LLC (“WLR”) and us, WLR agreed to provide advisory services to us (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to our business and operation of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is paid a quarterly fee of $500,000 and reimbursed for any reasonable out-of-pocket expenses (including expenses of third-party advisors retained by WLR).

The Advisory Services Agreement is for a term until the earlier of (i) the entry of a final non-appealable judgment that WLR is in breach of its obligation under the agreement or in breach of its duty of loyalty to us as an equity holder; (ii) the seventh anniversary of the effective date; or (iii) the 30th day after receipt by WLR of a termination payment (as defined in the agreement). We also have the right to terminate the agreement upon written notice to WLR following (i) the 90th day after which WLR and its affiliated entities cease to own at least 25% of our equity beneficially owned by them on the effective date of the agreement or (ii) the 30th day after which Wilbur L. Ross, Jr. is no longer affiliated with or involved in the business of WLR.

Pursuant to our Second Amended and Restated Certificate of Incorporation, Second Amended and Restated Bylaws, indemnification agreements and certain contractual obligations, we are obligated to advance legal fees to our directors and officers under certain circumstances, subject to limitations of the Delaware General Corporation Law. As part of that obligation, we have advanced legal fees relating to the representation of WLR and Mr. Ross by counsel in connection with various litigation matters pending against us, WLR and Mr. Ross related to the Sago mine accident described under “Item 3: Legal Proceedings” of our Form 10-K for the fiscal year ended December 31, 2007. We have advanced a total of approximately $739,000 relating to these matters since January 1, 2007.

In July 2007, we and our subsidiaries entered into a $25,000,000 bridge loan with a certain fund affiliated with WLR. The loan, plus accrued interest of $92,000, was repaid in full in July 2007. We and our subsidiaries were jointly and severally liable for the loan. This transaction was approved by the Board of Directors pursuant to the Policy.

AUDIT MATTERS

Fees of Independent Registered Public Accountants

For work performed in regard to 2007 and 2006, we paid Deloitte & Touche LLP the following fees for services, as categorized:

	2007	2006
	(in millions)
Audit fees(1)	$1.88	$1.62
Audit-related fees(2)	$0.13	$0.13
Tax fees(3)	$0.13	$0.22
All other fees	$0.00	$0.00

(1)	Includes fees for audit services principally relating to the annual audit and quarterly reviews, as well as fees of approximately $0.26 million and $0.19 million related to Rule 144A private placement memorandums and registration statements on Form S-3 and Form S-4 in 2007 and 2006, respectively.
(2)	Includes fees pertaining principally to audits of our employee benefit plans.
(3)	Fees for services rendered relating to tax compliance matters.

Audit Committee Pre-Approval Procedures

The Audit Committee adopted a pre-approval procedure relating to audit and permitted non-audit services by our independent registered public accountants on December 11, 2006. The Audit Committee approved the services in connection with 2007 and 2006 audits. The Audit Committee’s policy is to review and pre-approve the audit and non-audit services performed by our independent auditors to ensure that the services do not impair the auditors’ independence. Additional engagements may be pre-approved by the Audit Committee from time to time, provided that pre-approval by the Audit Committee will not be required for de minimus non-audit services that are not prohibited services under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the Public Company Accounting Oversight Board. The Audit Committee will approve an annual program of work for audit, audit-related and tax services and may revise the list of pre-approved services and pre-approved fee levels from time to time based on subsequent determinations.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee for action by written consent. The Audit Committee may delegate one or more members of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accountants and associated fees, provided that such member reports any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, in accordance with its written charter, assists the Board of Directors in fulfilling its responsibility for monitoring the integrity of our accounting, auditing and financial reporting practices. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent registered public accountants are responsible for reviewing and auditing the financial statements and expressing an opinion on the financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent registered public accountant’s report.

The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent registered public accountants and the report of the independent registered public accountants. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007 with our management and has discussed with Deloitte & Touche LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended, Communication with Audit Committees. In addition, Deloitte & Touche LLP has provided the Audit Committee with, and the Audit Committee has reviewed, the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

The Audit Committee has considered whether the independent registered public accountant’s provision of non-audit services to us is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accountant is independent from us and our management. The Audit Committee has reviewed with the independent registered public accountants the scope and plan for their audit.

The Audit Committee has met and discussed with management and the independent registered public accountant the fair and complete presentation of our consolidated financial statements. The Audit Committee has discussed significant accounting policies applied in the combined financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the combined financial statements with both management and the independent registered public accountant.

Relying on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

In addition, the Audit Committee has selected Deloitte & Touche LLP as our independent registered public accountant for 2008.

A copy of the Audit Committee’s written charter can be found on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print.

The Audit Committee*

Cynthia B. Bezik (Chair)

William J. Catacosinos

Stanley N. Gaines

*	Mr. Mitchell had not yet been appointed to the Audit Committee at the time of the approval of this report.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Proposals which stockholders desire to have included in our proxy statement for the 2009 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Secretary and received by us no earlier than January 12, 2009 and no later than February 10, 2009. Such proposals must be addressed to International Coal Group, Inc., at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, and should be submitted to the attention of Roger L. Nicholson by certified mail, return receipt requested. SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2009 Annual Meeting is February 25, 2009. If a stockholder gives notice of such a proposal after this deadline, our proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Annual Meeting. The requirements found in our Second Amended and Restated Bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

In accordance with our Second Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2009 Annual Meeting of Stockholders only if our Secretary receives written notice of any such nominations no earlier than January 12, 2009 and no later than February 10, 2009. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	a representation that the stockholder is a holder of record entitled to vote and intends to appear in person or by proxy at the meeting at which directors will be elected;

•

the class, series and number of shares of our capital stock that are owned beneficially and of record by the stockholder giving notice and by the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of all arrangements or understandings between or among any of:

•	the stockholder giving notice,

•	the beneficial owner on whose behalf the notice is given,

•	each nominee, and

•	any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving notice;

•	the name, age, business address, residence address and occupation of the nominee proposed by the stockholder;

•	information required by Regulation 14A of the Exchange Act;

•	the signed consent of each nominee to serve as our Director if so elected; and

•

whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of our shares entitled to vote required to elect such nominee or nominees.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview or telephone. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the 2008 Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies in the enclosed form will confer to the proxy holders the discretionary authority to vote according to their best judgment.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2007, was filed with the SEC on February 29, 2008 and is being sent to stockholders on or about April 11, 2008. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to International Coal Group, Inc., Attn: General Counsel, 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Roger L. Nicholson Senior Vice President, General Counsel and Secretary

Scott Depot, West Virginia

April 11, 2008

DIRECTIONS TO 2008 ANNUAL MEETING LOCATION

Marriott New York East Side

525 Lexington Avenue

New York, New York 10017

212.755.4000

FROM JFK INTERNATIONAL AIRPORT:

Take Van Wyck Expressway to 495 West (Long Island Expressway). Continue to the Midtown Tunnel and exit on Third Avenue. Turn left on 49th Street. On-site parking available.

FROM LAGUARDIA AIRPORT:

Take Grand Central Parkway West to the Triborough Bridge. Then take FDR Drive South to 49th Street Exit. Continue on 49th Street to Lexington Avenue. On-site parking available.

FROM NEWARK AIRPORT:

Take New Jersey Turnpike North to the Lincoln Tunnel to 42nd Street. Continue to Third Avenue. Turn left on 49th Street. On-site parking available.

Annex A

FORM OF PROXY CARD

International Coal Group, Inc.

This proxy is solicited by the Board of Directors for

the Annual Meeting of Stockholders to be held on May 14, 2008

The undersigned hereby appoints Wilbur L. Ross, Jr., Bennett K. Hatfield and Roger L. Nicholson, and each or any one of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned in all matters coming before the 2008 Annual Meeting of Stockholders of International Coal Group, Inc. to be held at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017 on Wednesday, May 14, 2008 at 10:00 a.m. Eastern Daylight Time, and any adjournment or postponement thereof, and to vote as shown on this card.

Please specify your choices by marking the boxes. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete this proxy card and mail it in the enclosed return envelope.

The undersigned acknowledges receipt of the Notice of 2008 Annual Meeting of Stockholders and the proxy statement furnished therewith.

YOUR VOTE IS IMPORTANT. CASTING YOUR VOTE IN THE WAY DESCRIBED ON THIS PROXY CARD VOTES ALL COMMON SHARES OF INTERNATIONAL COAL GROUP, INC. THAT YOU ARE ENTITLED TO VOTE. FOR SHARES REGISTERED IN YOUR NAME, YOUR PROXY MUST BE RECEIVED BY 12:00 A.M. (EASTERN DAYLIGHT TIME) ON MAY 13, 2008.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2008.

The International Coal Group, Inc. Notice of Annual Meeting and Proxy Statement and Annual Report to Stockholders are available at www.intlcoal.com/eproxy.

(Please be sure to sign and date the Proxy on the reverse side)

A. Proposals—The Board of Directors recommends a vote FOR Proposals (1), (2) and (3).
1. To elect three Class III Directors for a term of three years (except as marked to the contrary below): 01-Bennett K. Hatfield, 02-Wilbur L. Ross, Jr. and 03-Wendy L. Teramoto	2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2008.

☐ FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT INSTRUCTION: To withhold a vote for one or more nominees, mark the box above and the corresponding numbered box(es) to the right. ☐ 01 ☐ 02 ☐ 03	☐ FOR ☐ AGAINST ☐ ABSTAIN

3. To transact such other business as may properly come before the 2008 Annual Meeting or any adjournment or postponement thereof. ☐ FOR ☐ AGAINST ☐ ABSTAIN

B.	Non-Voting Items

Change of Address—Please print new address below.

C.	Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box	Signature 2 —Please keep signature within the box

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